Exhibit 10.2

Brainstorm Cell Therapeutics Inc.

1st Amendment to the Second Amended and Restated Director Compensation Plan

(adopted April 29, 2015)

This 1st Amendment to the Second Amended and Restated Director Compensation Plan is hereby adopted by the Board of Directors (the “Board”) of Brainstorm Cell Therapeutics Inc. (the “Corporation”) and amends the Second Amended and Restated Director Compensation Plan of the Corporation dated July 9, 2014, with effect from the date of adoption by the Board, as follows:

The following new paragraph is hereby added to the end of Section 6 of the Plan:

2015 Chairperson Special Award. The chairperson of the Board of Directors of the Corporation serving in such capacity on the date of the adoption of the 1st Amendment to the Second Amended and Restated Director Compensation Plan shall automatically be granted on June 1, 2015 (the “Special Award Date”), a nonqualified stock option to purchase 6,667 shares of Common Stock (subject to appropriate adjustment in the case of stock splits, reverse stock splits and the like) of the Corporation, governed by the terms and conditions of a stock option agreement substantially in a form previously approved by the Board, and subject to all the terms and conditions of the Plan and the 2014 Global Share Option Plan, at an exercise price per share of the Common Stock equal to $0.75 per share of the Common Stock on the Special Award Date, which option shall be fully vested and exercisable on the date of grant (the “2015 Chairperson Special Award”). For the avoidance of doubt, this is a one-time award made only to the chairperson serving on the Special Award Date and not a recurring grant. The 2015 Chairperson Special Award shall be in addition to any Chair Option Award or Chair Stock Award set forth in Section 2 above or any Annual Award, Committee Award or Committee Chairperson Award (under Sections 3, 4 or 5, respectively), to which such chairperson may be entitled.